Exhibit 10.1
Fiscal Year 2010 Disk Drive Components Division Management Bonus Plan
of Hutchinson Technology Incorporated
     We have a fiscal year 2010 management bonus plan that covers executive officers and certain other management-level employees of our Disk Drive Components Division. The plan is designed to create an incentive for management of our Disk Drive Components Division to achieve goals that our board of directors believes align with the interests of our long-term shareholders. The plan design includes an annual corporate financial goal as well as additional division strategic goals. Individual bonus targets, expressed as a percentage of base salary, are approved for all executive officers by our board of directors upon the recommendation of the board’s compensation committee.
     Fifty percent of the bonus target is dependent on our achievement of an annual corporate financial goal, which is set giving consideration to both near- and long-term financial performance. For fiscal year 2010, sixty percent of the corporate financial goal is based on our earnings before taxes (“EBT”), and the remaining forty percent of the corporate financial goal is based on our cash and liquid investments balance. The award amounts to be paid based on our EBT and our cash and liquid investments balance are determined based on whether our actual EBT and our actual cash and liquid investments balance for the fiscal year are above (subject to a ceiling, above which no further amounts are awarded) or below (subject to a floor, below which no amounts are awarded) the pre-established goal for our EBT and our cash and liquid investments balance.
     The remainder of the bonus target is dependent on achievement of certain division strategic goals in the areas of market position, manufacturing proficiency, and long-term growth. As with the corporate financial goal, the award amount to be paid based on these strategic goals is subject to a ceiling (above which no further amounts are awarded) and a floor (below which no amounts are awarded) in relation to achievement of certain pre-established thresholds. Fifty percent of the annual cash incentive opportunity for executive officers who provide corporate support to both of our business divisions is based on the achievement of division strategic goals, divided equally between the strategic goals established by this plan and by our Fiscal Year 2010 BioMeasurement Division Management Bonus Plan.
     The decision to pay bonuses is made annually by our board of directors upon the recommendation of the compensation committee of our board. Bonuses are paid in cash in the first quarter of the following fiscal year. The actual total bonus amount paid to any participant may not exceed 200% of the participant’s bonus target, and the actual total bonus amounts paid to all participants under this plan and under our Fiscal Year 2010 BioMeasurement Division Management Bonus Plan may not exceed the sum of 50% of the portion of our actual EBT that is less than or equal to the pre-established goal for our EBT and 25% of any portion of our actual EBT that exceeds that goal.